UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to § 240.14a-12

NORTHWEST PIPE COMPANY

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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April 3, 2009

Dear Fellow Shareholder:

You are cordially invited to attend the 2009 Annual Meeting of Shareholders to be held on Tuesday, June 2, 2009, at 9:00 a.m. (local time) at the Heathman Hotel in downtown Portland, Oregon. This year you will be asked to vote in favor of one proposal concerning the election of two directors.

YOUR VOTE IS IMPORTANT. We encourage you to read the Proxy Statement and vote your shares as soon as possible. Shareholders may vote via the Internet, by telephone or by completing and returning a proxy card. Specific voting instructions are set forth in the Proxy Statement and proxy card.

Thank you for your support and continued interest in Northwest Pipe Company.

Sincerely,

Brian W. Dunham

President and Chief Executive Officer

5721 SE Columbia Way, Suite 200

Vancouver, Washington 98661

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Northwest Pipe Company:

The 2009 Annual Meeting of Shareholders (the “Annual Meeting”) of Northwest Pipe Company will be held on Tuesday, June 2, 2009 at the Heathman Hotel, 1001 SW Broadway, Portland, OR 97205, at 9:00 a.m., local time. The purposes of the Annual Meeting will be:

1.	Election of Directors. To elect two directors, each to hold office for a term of three years or until their respective successors are elected and qualified; and,

2.	Other Business. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The Board of Directors has fixed the close of business on April 1, 2009 as the record date for determining the shareholders entitled to notice of and to vote at the meeting or any adjournments thereof. Only shareholders of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements thereof.

It is important that your shares be represented and voted at the meeting. Please complete, sign and return your proxy card, or use the Internet or telephone voting systems.

We are enclosing a copy of the 2008 Annual Report to Shareholders with this Notice and Proxy Statement.

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON TUESDAY, JUNE 2, 2009: This proxy statement and the Company’s 2008 Annual Report to Shareholders are also available at www.nwpipe.com/proxy.

By Order of the Board of Directors,

Stephanie J. Welty

Secretary

Portland, Oregon

April 3, 2009

PROXY STATEMENT FOR THE

2009 ANNUAL MEETING OF SHAREHOLDERS OF

NORTHWEST PIPE COMPANY

NORTHWEST PIPE COMPANY

5721 SE Columbia Way, Suite 200

Vancouver, Washington 98661

(360) 397-6250

PROXY STATEMENT FOR

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 2, 2009

INTRODUCTION

General

This Proxy Statement and the accompanying 2008 Annual Report to Shareholders are being furnished to the shareholders of Northwest Pipe Company, an Oregon corporation (the “Company”), as part of the solicitation of proxies by the Company’s Board of Directors (the “Board of Directors”) for use at the Company’s annual meeting of shareholders (the “Annual Meeting”) to be held on Tuesday, June 2, 2009 at the Heathman Hotel, 1001 SW Broadway, Portland, OR 97205, at 9:00 a.m., local time. At the Annual Meeting, shareholders will be asked to elect two members to the Board of Directors and to transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof. This Proxy Statement, together with the enclosed proxy card and the 2008 Annual Report to Shareholders, are first being mailed to shareholders of the Company on or about May 1, 2009.

Solicitation, Voting and Revocability of Proxies

The Board of Directors has fixed the close of business on April 1, 2009 as the record date for the determination of the shareholders entitled to notice of and to vote at the Annual Meeting. Accordingly, only holders of record of shares of Common Stock at the close of business on such date will be entitled to vote at the Annual Meeting, with each such share entitling its owner to one vote on all matters properly presented at the Annual Meeting. On the record date, there were 9,236,493 shares of Common Stock then outstanding. The presence in person or by proxy of a majority of the total number of outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting.

If the enclosed form of proxy is properly executed and returned in time to be voted at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. Executed but unmarked proxies will be voted FOR the nominees for election to the Board of Directors. The Board of Directors does not know of any matters other than those described in the Notice of Annual Meeting that are to come before the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in the proxy will vote the shares represented by such proxy upon such matters as determined by a majority of the Board of Directors.

Shareholders who execute proxies retain the right to revoke them at any time prior to the exercise of the powers conferred thereby by filing a written notice of revocation with, or by delivering a duly executed proxy bearing a later date to, Corporate Secretary, Northwest Pipe Company, 5721 SE Columbia Way, Suite 200, Vancouver, Washington, 98661, or by attending the Annual Meeting and voting in person. All valid, unrevoked proxies will be voted at the Annual Meeting.

CORPORATE GOVERNANCE

Our Board of Directors and management have committed themselves to establishing a strong corporate governance environment, and to adopting best practices as they most meet the needs and goals of the Company. To that end, in January 2009 we enhanced the former Nominating Committee to now be the Nominating and Governance Committee and we adopted Corporate Governance Principles, which cover such topics as qualifications and independence of Board members, the selection, orientation, and continuing education of Board members, as well as other topics designed to promote effective governance by the Board of Directors. A copy of our Corporate Governance Principles is available on the Company’s website at www.nwpipe.com under the heading “Corporate Governance”, or by writing to Northwest Pipe Company, attn. Corporate Secretary, 5721 SE Columbia Way, Suite 200, Vancouver, WA 98661.

Director Independence

The Board of Directors has determined that Michael C. Franson, Wayne B. Kingsley, Keith R. Larson and Richard A. Roman are independent. The Board has established director independence guidelines as part of the Corporate Governance Principles to assist in determining director independence in accordance with the standards of the Nasdaq Stock Market. The director independence guidelines provide that none of the following will be an “independent director”:

(A) a director who is, or at any time during the past three years was, employed by Northwest Pipe;

(B) a director who accepted or who has a family member who accepted any compensation from Northwest Pipe in excess of $120,000 during any period of twelve consecutive months within the three years preceding the determination of independence, other than the following:

(i) compensation for board or board committee service;

(ii) compensation paid to a family member who is an employee (other than an executive officer) of Northwest Pipe; or

(iii) benefits under a tax-qualified retirement plan, or non-discretionary compensation,

provided, however, that in addition to the requirements contained in this paragraph (B), Audit Committee members are also subject to additional, more stringent requirements under NASDAQ Rule 4350(d).

(C) a director who is a family member of an individual who is, or at any time during the past three years was, employed by Northwest Pipe as an executive officer;

(D) a director who is, or has a family member who is, a partner in, or a controlling shareholder or an executive officer of, any organization to which Northwest Pipe made, or from which Northwest Pipe received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, other than the following:

(i) payments arising solely from investments in Northwest Pipe’s securities; or

(ii) payments under non-discretionary charitable contribution matching programs.

(E) a director of Northwest Pipe who is, or has a family member who is, employed as an executive officer of another entity where at any time during the past three years any of the executive officers of Northwest Pipe serve on the compensation committee of such other entity; or

(F) a director who is, or has a family member who is, a current partner of Northwest Pipe’s outside auditor, or was a partner or employee of Northwest Pipe’s outside auditor who worked on Northwest Pipe’s audit at any time during any of the past three years.

Lead Director

To further strengthen our corporate governance environment, the independent directors will select a lead director from the independent directors if the positions of Chairman and Chief Executive Officer are held by the same person or if the Chairman of the Board is not an independent director. The lead director shall: coordinate the activities of the independent directors; make recommendations to the CEO in setting Board meeting agendas on matters concerning the independent directors; prepare the agenda for executive sessions of the independent directors, chair those sessions and be primarily responsible for communications between the independent directors and the CEO. Mr. Roman was selected as Lead Director in November 2008.

Board of Directors Meetings

The Board of Directors met five times during 2008. Each director attended more than 75 percent of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board on which he served. Members of the Board of Directors are also encouraged to attend the Company’s annual meeting of shareholders each year. All of the members of the Board of Directors attended the Company’s 2008 Annual Meeting of Shareholders.

Board of Directors Committees

The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. Each of the Committees consists of independent directors and each of the Committees has adopted a written charter which is available on the Company’s website at www.nwpipe.com under the heading “Corporate Governance”, or by writing to Northwest Pipe Company, attn. Corporate Secretary, 5721 SE Columbia Way, Suite 200, Vancouver, WA 98661.

The table below lists the current membership of each Committee and the number of Committee meetings held in 2008.

	Audit Committee		Compensation Committee		Nominating and Governance Committee
Name:
Michael C. Franson			X		X	*
Wayne B. Kingsley	X	*			X
Keith R. Larson	X		X
Richard A. Roman	X		X	*

*	Committee Chairperson

Audit Committee. The Audit Committee of the Board of Directors is responsible to assist the Board in fulfilling its oversight responsibilities. The Audit Committee’s primary duties and responsibilities are the oversight and monitoring of: the integrity of the Company’s financial reporting process, financial internal control systems, accounting and legal compliance and the integrity of the financial reporting of the Company; the qualifications, independence and performance of the Company’s independent auditors; the compliance by the Company with applicable legal and regulatory requirements; and the maintenance of an open and private, if necessary, communication among the independent auditors, management, legal counsel and the Board. The Audit Committee met nine times in 2008. Each member of the Audit Committee is “independent” as defined by applicable U.S. Securities and Exchange Commission (“SEC”) and Nasdaq Stock Market rules. The Board of Directors has determined that Mr. Roman qualifies as an “audit committee financial expert” as defined by the rules of the SEC.

Audit Committee Report

Management is responsible for preparing the Company’s financial statements. The independent accountants are responsible for performing an independent audit of the Company’s financial statements in accordance with generally accepted auditing standards and to issue a report thereon, and for performing an independent audit of the effectiveness of the Company’s internal controls over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes. The Audit Committee serves a board-level oversight role in which it provides advice, counsel and direction to management and the independent accountants on the basis of the information it receives, discussions with the independent accountants and the experience of the Audit Committee’s members in business, financial and accounting matters.

In this context, the Audit Committee has reviewed and discussed the audited financial statements with management and the independent accountants. The Audit Committee also has discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61 (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Company’s independent accountants also provided to the Audit Committee the written disclosures and letter required by Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”), as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and the Audit Committee discussed with the independent accountants that firm’s independence.

Based on the above discussions and review with management and the independent accountants, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the U.S. Securities and Exchange Commission.

Respectfully submitted by the Audit Committee of the Board of Directors.

AUDIT COMMITTEE

Wayne B. Kingsley

Keith R. Larson

Richard A. Roman

Compensation Committee. The Compensation Committee of the Board of Directors is responsible to assist the Board of Directors in fulfilling its responsibilities with regard to oversight and determination of executive compensation by: reviewing, recommending and approving salaries and other compensation of the Company’s executive officers; administering the Company’s equity incentive and compensation plans, including reviewing, recommending and approving stock option and other equity incentive and compensation awards to executive officers; and reviewing, recommending and taking action upon any other compensation practices or policies of the Company as the Board may request or the Committee may determine to be appropriate. The Committee has sole authority to retain and terminate a compensation consultant to assist in the evaluation of executive compensation. In 2008, the Committee determined that, in line with emerging corporate governance best practices, it would retain Mercer, an outside compensation consultant, to provide services as compensation consultants. Mercer performed a director compensation review to assess the competitiveness of the Company’s Board of Directors compensation strategy for its non-employee directors and provided recommendations in terms of structure and magnitude of compensation. Additionally, Mercer performed a review of the long-term compensation of employees, and provided recommendations regarding the components and mix (short-term/long-term; fixed/variable; cash/equity) of the long-term compensation programs of the Company. The Committee also reviewed both general and peer survey data compiled by Mercer. While the Committee reviewed the information provided by Mercer, including the peer survey data, as a general indicator of relevant market conditions, the Committee does not utilize specific benchmark levels as the principal factor in its compensation discussions. Mercer reported to the Committee Chair and had direct access to Committee members without management present, and attended Committee meetings either in person or by telephone. The Compensation Committee met seven times in 2008.

Nominating and Governance Committee; Nominations by Shareholders. The Nominating and Governance Committee of the Board of Directors, formed in January 2009, recommends to the Board of Directors corporate governance principles for the Company, identifies qualified candidates for membership on the Board of Directors, and proposes nominees for election as directors. Each of the members of the Nominating and Governance Committee is “independent” as defined by applicable Nasdaq Stock Market rules.

In identifying qualified candidates for the Board of Directors, the Nominating and Governance Committee will consider recommendations by shareholders. Shareholder recommendations as to candidates for election to the Board of Directors may be submitted to Corporate Secretary, Northwest Pipe Company, 5721 SE Columbia Way, Suite 200, Vancouver, Washington, 98661. The Nominating and Governance Committee will evaluate potential nominees, including candidates recommended by shareholders, by reviewing qualifications, considering references, conducting interviews and reviewing such other information as the members of the Nominating and Governance Committee deem relevant. All candidates for election to the Board of Directors must be individuals of character, integrity and honesty. The Nominating and Governance Committee has not employed any third parties to help identify or screen prospective directors in the past, but may do so at the discretion of the Nominating and Governance Committee.

The Company’s Bylaws permit shareholders to make nominations for the election of directors, if such nominations are made pursuant to timely notice in writing to the Company’s Secretary. To be timely, notice must be delivered to, or mailed to and received at, the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the date of the meeting, provided that at least 60 days notice or prior public disclosure of the date of the meeting is given or made to shareholders. If less than 60 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be received by the Company not later than the close of business on the tenth day following the date on which such notice of the date of the meeting was mailed or such public disclosure was made. A shareholder’s notice of nomination must also set forth certain information specified in the Company’s Bylaws concerning each person the shareholder proposes to nominate for election and the nominating shareholder.

Communications with Directors

Shareholders and other parties interested in communicating directly with the members of the Board of Directors may do so by writing to: Board of Directors, Northwest Pipe Company, 5721 SE Columbia Way, Suite 200, Vancouver, Washington, 98661.

Certain Relationships and Related Transactions

We believe that there has not been any transaction or series of transactions to which we were or are to be a party in which the amount involved exceeds $120,000 and in which any director, executive officer or holder of more than 5% of our common stock, or members of any such person’s immediate family, had or will have a direct or indirect material interest, other than compensation described in “Executive Compensation Discussion and Analysis”. We intend that any such future transactions will be approved by the Board of Directors and will be on terms no less favorable to our Company than could be obtained from unaffiliated third parties.

ELECTION OF DIRECTORS

At the Annual Meeting, two directors will be elected, each for a three-year term. Unless otherwise specified on the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election of the nominees named below. The Board of Directors believes that the nominees will stand for election and will serve if elected as directors. However, if any of the persons nominated by the Board of Directors fails to stand for election or is unable to accept election, the proxies will be voted for the election of such other person as the Board of Directors may recommend.

The Company’s Articles of Incorporation and Bylaws provide that the Board of Directors shall be composed of not less than six and not more than nine directors. The Board of Directors has fixed the number of directors at six. The Company’s directors are divided into three classes. The term of office of only one class of directors expires each year, and their successors are generally elected for terms of three years, and until their successors are elected and qualified. There is no cumulative voting for election of directors.

The Board of Directors unanimously recommends that shareholders vote FOR the election of its nominees for directors. If a quorum is present, the Company’s Bylaws provide that directors are elected by a plurality of the votes cast by the shares entitled to vote. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the Annual Meeting, but are not counted and have no effect on the determination of whether a plurality exists with respect to a given nominee.

Information as to Nominees and Continuing Directors

The following table sets forth the names of and certain information about the Board of Directors’ nominees for election as a director and those directors who will continue to serve after the Annual Meeting.

	Age	Director Since	Expiration of Current Term
Nominees:
Brian W. Dunham	51	1995	2009
Richard A. Roman	57	2003	2009

Continuing Directors:
Michael C. Franson	54	2007	2010
Wayne B. Kingsley	66	1987	2010
Keith R. Larson	51	2007	2010
William R. Tagmyer	71	1986	2011

Nominees for Director

Brian W. Dunham has been a director of the Company since August 1995. Mr. Dunham has been President of the Company since January 1998 and became Chief Executive Officer in January 2001. Prior to becoming President, Mr. Dunham had served as the Company’s Chief Financial Officer, Vice President, Treasurer and Secretary since 1990 and became Executive Vice President in 1995 and Chief Operating Officer in February 1997. From 1981 to 1990, he was employed by Coopers & Lybrand LLP, an independent public accounting firm. Mr. Dunham also serves on the board of directors of Avista Corp., a provider of energy and energy-related services.

Richard A. Roman has been a director of the Company since 2003. Mr. Roman is the President of Columbia Ventures Corporation, a private investment company which historically has focused principally on the international metals and telecommunications industries. Prior to joining Columbia Ventures Corporation in 1992,

Mr. Roman was a partner at Coopers & Lybrand, an independent public accounting firm. Mr. Roman also serves on the board of directors of three privately held companies.

Continuing Directors

Michael C. Franson has been a director of the Company since January 2007. He was previously a director from 2001 until 2005. Mr. Franson is a founder and is President of St. Charles Capital LLC, an investment banking firm formed in 2005. St. Charles Capital provides expertise in mergers and acquisitions, raising private capital, and financial advisory services for middle-market companies across the United States. Prior to founding St. Charles Capital, Mr. Franson was a managing director at The Wallach Company (“TWC”), which was subsequently sold to KeyCorp, the parent of KeyBanc Capital Markets. Prior to joining TWC, Mr. Franson was a partner at Boettcher and Company, a regional investment-banking firm located in Denver. Mr. Franson began his career as an equity analyst at Pacific Mutual Insurance Company, located in Newport Beach, California.

Wayne B. Kingsley has been a director of the Company since 1987. Mr. Kingsley is Chairman of the Board of Directors of American Waterways, Inc., a passenger vessel operator. From 1985 to 2002, Mr. Kingsley served as Chairman of the Board of Directors of InterVen Partners, Inc., a venture capital management company, and served as General Partner of the venture capital funds managed by InterVen Partners, Inc. Mr. Kingsley also serves on the board of directors of two not-for-profit entities.

Keith R. Larson has been a director of the Company since May 2007. Mr. Larson is a Vice President of Intel Corporation and Managing Director of Intel Capital, Intel Corporation’s venture investment group. Mr. Larson was appointed Vice President in 2006 and has served as a Managing Director of Intel Capital since 2004, managing a team of investment professionals focused on identifying, making, and managing strategic investments in the manufacturing, memory, and digital health sectors. For approximately three months in 2004, Mr. Larson managed the Western Europe and Israel investment team of Intel Capital. From 1999 to 2003, Mr. Larson was a Sector Director managing teams of investment professionals investing in communications, networking, and data storage sectors. Mr. Larson also serves on the board of directors of two not-for-profit entities and one state government council.

William R. Tagmyer has been the Chairman of the Board of Directors since 1986. From 1986 to January 1998, Mr. Tagmyer also served as President of the Company and from 1986 to January 2001 as Chief Executive Officer. He worked for L. B. Foster Company, another steel pipe manufacturer, from 1975 to 1986. Prior to 1975, Mr. Tagmyer was employed by the U.S. Steel Corporation and FMC Corporation in the areas of sales, marketing, product management and contract administration.

DIRECTOR COMPENSATION

Members of the Board of Directors who are also our employees do not receive additional compensation for serving as Directors. Each nonemployee Director receives a $24,000 annual retainer, $1,250 for each Board meeting attended and $500 for each meeting of a committee of the Board attended. The Audit Committee Chairman receives an additional annual retainer of $7,000, and the Compensation Committee Chairman receives an additional annual retainer of $5,000. In addition, in 2008 each nonemployee director received an award of $45,000 which was paid in cash, in an equivalent number of shares of Northwest Pipe Company Common Stock, or in a combination thereof, as specified by each director. The members of the Company’s Board of Directors are also reimbursed for travel expenses incurred in attending Board meetings.

Director Compensation Table

The following table reflects compensation earned by the Directors for the year ended December 31, 2008, with the exception of Mr. Dunham, whose compensation is included in the Executive Compensation disclosure.

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Michael C. Franson	$51,533	$26,967	$—	$78,500
Wayne B. Kingsley	86,500	—	—	86,500
Keith R. Larson	58,019	22,481	—	80,500
Richard A. Roman	88,000	—	—	88,000
William R. Tagmyer	—	—	167,876	167,876

(1)	As of December 31, 2008, each director had the following number of options outstanding: Mr. Franson – 2,000; Mr. Kingsley – 12,000; Mr. Larson – 0; Mr. Roman – 15,000; Mr. Tagmyer – 0.

(2)	On May 16, 2008, shares of common stock were granted to each of the nonemployee Directors who made such election, pursuant to our 2007 Stock Incentive Plan. The amounts included in this column represent the amount recognized by the Company in 2008 for financial statement reporting purposes for the fair value of common stock awarded with respect to each of the directors, in accordance with SFAS 123R. These amounts do not correspond to the actual value that will be recognized by the directors. For information on the SFAS 123R valuation assumptions with respect to grants made in 2008, refer to the note on Stock-Based Compensation Plans included in the Company’s consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

(3)	Amount includes $150,000 base salary, amounts contributed to Mr. Tagmyer’s qualified 401(k) defined contribution plan and amounts paid by the Company for his automobile allowance.

Employment Agreement

The Company entered into an Amended and Restated Employment Agreement (the “Employment Agreement”) with Mr. Tagmyer effective December 31, 2008. The Employment Agreement is for a term ending on December 31, 2010, unless terminated earlier by the parties. The Employment Agreement provides that through 2010, Mr. Tagmyer will receive a base salary of $150,000 per year. If the Employment Agreement is terminated by Mr. Tagmyer or by the Company for “cause” (as defined), Mr. Tagmyer would be paid all compensation and expenses to which he is entitled through the date of termination of the Employment Agreement. If the Employment Agreement is terminated by the Company for any reason other than for “cause” or as a result of Mr. Tagmyer’s death, Mr. Tagmyer would be entitled to receive all of the remaining payments that he would have been entitled to receive under the Employment Agreement if it had not been terminated. If the Employment Agreement is terminated as a result of Mr. Tagmyer’s death, Mr. Tagmyer’s beneficiary or estate would be entitled to receive fifty percent of the remaining payments under the Employment Agreement to which Mr. Tagmyer would have been entitled had he survived. The Employment Agreement contains certain noncompetition provisions that apply to Mr. Tagmyer’s activities during the term of the Employment Agreement and for a period of one year after the later of the date of termination of the Agreement or the date the last payment is made under the Agreement.

Compensation Committee Interlocks and Insider Participation

Messrs. Franson, Larson and Roman, all of whom are independent directors, served on the Compensation Committee in 2008. No director or executive officer of the Company serves on the compensation committee of the board of directors of any company for which Messrs. Franson, Larson or Roman serve as executive officers or directors.

EXECUTIVE OFFICERS

Information with respect to the Company’s current executive officers is set forth below. Officers of the Company are elected by the Board of Directors and hold office until their successors are elected and qualified.

Name	Age	Current Position(s) with Company
Brian W. Dunham	51	Director, Chief Executive Officer and President
Stephanie J. Welty	53	Senior Vice President, Chief Financial Officer and Corporate Secretary
Greg Carrier	54	Vice President, Purchasing
Winsor J.E. Jenkins	61	Vice President, Human Resources
Robert L. Mahoney	47	Senior Vice President; President, Tubular Products Group
Gary A. Stokes	57	Senior Vice President; President, Water Transmission Group
Gary R. Stone	52	Vice President, Quality Assurance

Information concerning the principal occupation of Mr. Dunham is set forth under “Election of Directors.”

Stephanie J. Welty was named Senior Vice President, Chief Financial Officer and Corporate Secretary in November 2007. Prior to joining the Company, she was Chief Financial Officer at TriQuint Semiconductor, Inc., from 2005 to 2007. From 1994 to 2005 Ms. Welty served first as Accounting Manager, then Director of IT and Vice President of Finance at TriQuint.

Greg Carrier was named Vice President, Purchasing in June 2007. He had served as Corporate Director of Materials since 2001. Prior to 2001, Mr. Carrier served in a succession of positions in purchasing and materials management since joining the Company in 1996.

Winsor J.E. Jenkins was named Vice President, Human Resources in June 2007. He had served as Corporate Director, Human Resources since March 1998 when he joined the Company.

Robert L. Mahoney was named Senior Vice President, responsible for the Tubular Products Group, in June 2007. He had served as Vice President, Chief Strategic Officer since May 2005, as Vice President, Corporate Development since July 1998, and as Director of Business Planning and Development since 1996. Mr. Mahoney has been with the Company since 1992.

Gary A. Stokes was named Senior Vice President, responsible for the Water Transmission Group, effective January 2008. He had served as Senior Vice President, Sales and Marketing since July 2001, and as Vice President, Sales and Marketing since 1993. Mr. Stokes has been with the Company since 1987.

Gary R. Stone was named Vice President, Quality Assurance in June 2007. He had served as Corporate Director, Quality Assurance since joining the Company in 2001.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Philosophy

The Board of Directors and executive management at Northwest Pipe Company believe that the performance and contribution of its executive officers are critical to the overall success of the Company. To attract, retain, and motivate the executives to accomplish the Company’s business strategy, the Compensation Committee of the Board of Directors (the “Compensation Committee”) establishes executive compensation policies and oversees executive compensation practices at Northwest Pipe Company. The Compensation Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of specific annual and long-term goals by the Company, and which aligns executives’ interests with those of the shareholders by rewarding performance that exceeds established goals, with the ultimate objective of improving shareholder value. The Committee also evaluates compensation programs to ensure that the Company maintains its ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of the Company’s peer companies. The Compensation Committee believes executive compensation packages provided by the Company should include both cash and share-based compensation that reward performance as measured against established goals.

There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Rather, the Compensation Committee exercises business judgment in determining the appropriate level and mix of executive compensation. The Compensation Committee and the Chief Executive Officer annually review the performance of each named executive officer (other than the Chief Executive Officer whose performance is reviewed by the Committee). Based on these reviews, the compensation committee makes compensation decisions, including salary adjustments and annual bonus awards, for the named executive officers.

In 2008, the Compensation Committee engaged an independent compensation consultant, Mercer, to conduct a review of the Company’s executive compensation program, and to advise the Committee on the design of a long-term equity incentive program, as discussed below.

Elements of Compensation

For the year ended December 31, 2008, the principal components of compensation for executive officers were:

•	base salary;

•	performance-based incentive compensation;

•	long-term incentive compensation;

•	long-term equity incentive awards (restricted stock units and performance awards);

•	retirement benefits; and

•	perquisites and other personal benefits.

Base Salary. The Company provides executive officers and other employees with a base salary to compensate them for services rendered during the fiscal year. Base salaries are determined for each executive based on his or her position and responsibility, using market data. In addition, the Company considers the individual performance of the executive, and conducts internal reviews of the executive’s compensation to ensure equity among executive officers. Salary levels are typically reviewed annually as part of the Company’s performance review process as well as upon a promotion or other change in job responsibility. Merit based increases to salaries are based on the Compensation Committee’s assessment of the individual executive’s performance.

Performance-Based Incentive Compensation. The Company provides executive officers and other employees with bonus compensation to incentivize and reward them for high performance and achievement of corporate goals. The bonus program gives the Compensation Committee the latitude to award cash incentive compensation to executive officers and others as a reward for the growth and profitability of the Company, and places a significant percentage of each executive officer’s compensation at risk. Awards are based on the Company’s achievement of certain financial performance measures for the year, including sales and net income measures.

Long-Term Incentive Compensation. The Long-Term Incentive Plan was phased out in 2008. This Plan encouraged participants to focus on long-term Company earnings and performance and provided an opportunity for executive officers and certain designated key employees to increase their compensation through cash-based performance unit awards based on a three-year performance cycle. Each annual award of performance units specified a three-year cycle for determining the amount to be paid with respect to each award. For example, the performance units awarded in fiscal year 2007 were based upon the Company’s performance from 2004 through 2006. The performance measurement for the performance units awarded is the Company’s average return on assets as compared to a hurdle rate determined by the Compensation Committee. Final payment for all performance units previously awarded was made in 2008, and no further performance units of this type will be awarded.

Long-Term Equity Incentive Awards. Beginning in 2008, the Company began providing long-term equity incentive awards to executive officers and certain designated key employees. The long-term equity incentive awards are designed to ensure that the Company’s executive officers and key employees have a continuing stake in the long-term success of the Company. In addition, the awards emphasize pay-for-performance. Terms and conditions of the awards are determined on an annual basis by the Compensation Committee. The amount of the initial equity award was determined based on a percentage of the recipient’s salary, and ranged from twelve and one-half percent to eighty percent, depending on the grade level of the employee. Under the grant, twenty percent of the award was in the form of restricted stock units (“RSUs”), and eighty percent of the award was in the form of performance share awards (“PSAs”). RSUs are service based and entitle the holder to one share of Common Stock at the end of the vesting period (generally the vesting occurs annually over a three year period), subject to continued employment. RSUs are designed to attract and retain executive officers and others by providing them with the benefits associated with the increase in the value of the Common Stock during the vesting period, while incentivizing them to remain with the Company long-term. PSAs are performance and service based, and entitle the holder to receive one share of Common Stock, generally based on the achievement of a three-year earnings per share result compared to a pre-established target. The number of PSAs and, therefore, the number of shares awarded at the end of a performance period can range from zero to 225% of the target award. Vesting of the awarded PSAs occurs fifty percent at end of the performance period and fifty percent one year later, subject to continued employment. PSAs serve several purposes. They have value to the holder only if threshold earnings per share goals are achieved during their generally three-year performance measurement period and they serve as a retention tool because awards made for the attainment of the targeted earnings per share goals vest equally over two years following the performance measurement period. Additionally, the holders benefit further if they are successful in increasing the value of the Common Stock of the Company.

Concurrent with the implementation of the long-term equity incentive awards, the Company adopted a requirement that over the next five years executive officers must accumulate, and hold thereafter, one times their then-current annual salary in Common Stock.

Retirement Benefits. In order to provide competitive total compensation, the Company offers to its executive officers and certain designated key employees a nonqualified retirement savings plan, which provides executive officers and others with the opportunity to defer salary and bonus compensation for a period of years or until termination of employment. Executive officers who defer salary or bonus under this plan are credited with market-based returns. The Company may make a discretionary matching contribution based on deferrals made by each participant. In addition, the Company will make a contribution based on a target benefit projected for each participant. The target benefit projected is 1% of base salary in the year before attaining normal retirement age per year of employment (up to 35 years) with the Company.

The Company also offers a qualified 401(k) defined contribution plan. The ability of executive officers to participate fully in this plan is limited under IRS and ERISA requirements. The 401(k) plan encourages employees to save for retirement by investing on a regular basis through payroll deductions.

Perquisites and Other Personal Benefits. The Company provides executive officers with perquisites and other personal benefits that the Company and the Compensation Committee believe are reasonable and consistent with its overall compensation program to better enable the Company to attract, retain and motivate employees for key positions. The Company is selective in its use of perquisites, utilizing perquisites that are commonly provided, the value of which is generally modest. The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to executive officers. The primary perquisites are car allowances, club membership dues, life insurance premiums and infrequent payments of spousal travel.

Summary of Cash and Certain Other Compensation

The following table reflects compensation earned by the Company’s Chief Executive Officer, the Company’s Chief Financial Officer, and each of the three other most highly compensated individuals of the Company, for the years ended December 31, 2008, 2007 and 2006 (the “named executive officers”).

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Brian W. Dunham	2008	$570,000	$720,069	$273,272	—	$242,028	$75,728	(5)	$1,881,097
Director, Chief Executive	2007	545,000	560,000	—	$9,681	53,948	71,606	(5)	1,240,235
Officer and President	2006	520,000	400,000	—	18,602	18,601	70,923	(5)	1,028,126

Stephanie J. Welty(10)	2008	245,000	283,534	60,586	—	12,250	16,059	(6)	617,429
Senior Vice President, Chief Financial Officer and Corporate Secretary	2007	40,000	50,000	—	—	—	2,815	(6)	92,815

Winsor J.E. Jenkins	2008	167,200	185,723	35,071	—	27,964	51,571	(7)	467,529
Vice President	2007	160,000	60,000	—	920	5,245	13,200	(7)	239,365
	2006	133,000	17,660	—	4,243	1,883	3,959	(7)	160,745

Robert L. Mahoney Senior Vice President	2008	248,000	324,261	89,174	—	75,536	47,324	(8)	784,295
	2007	231,000	192,000	—	2,259	15,342	45,122	(8)	485,723
	2006	205,000	86,500	—	10,244	5,212	39,755	(8)	346,711

Gary A. Stokes Senior Vice President	2008	288,000	150,080	103,555	—	89,410	66,693	(9)	697,738
	2007	262,500	232,000	—	3,308	19,653	58,854	(9)	576,315
	2006	250,000	135,000	—	15,095	7,026	60,610	(9)	467,731

(1)	Includes amounts earned in each of the respective years, even if deferred.

(2)	Annual bonus represents amount earned for the year. Actual payments may be made over subsequent years.

(3)	See Grants of Plan-Based Awards Table for 2008 stock awards to the named officers. The amounts included in this column represent the amount recognized by the Company for financial statement reporting purposes in accordance with SFAS 123R with respect to awards of stock for each named officer. These amounts do not correspond to the actual value that will be recognized by the named executives. For information on the SFAS 123R valuation assumptions with respect to grants made in 2008, refer to the note on Stock-Based Compensation Plans included in the consolidated financial statements in the Company’s 2008 Annual Report on Form 10-K.

(4)

There were no stock option awards to named executive officers in 2008, 2007 or 2006. The amounts included in this column represent the amount recognized by the Company in each of the respective years for financial statement reporting purposes in accordance with SFAS 123R with respect to awards of options for each named officer. These amounts do not correspond to the actual value that will be recognized by the named executives. For information on the SFAS 123R valuation assumptions with respect to grants made, refer to the note on Stock-Based Compensation Plans included in the consolidated financial statements in the Company’s Annual Report on Form 10-K for the respective year-end.

(5)	Amount includes $43,706, $41,608 and $39,574 in 2008, 2007 and 2006, respectively, contributed by the Company to Mr. Dunham’s nonqualified retirement savings plan, and amounts paid by the Company for contributions to Mr. Dunham’s qualified 401(k) defined contribution benefit plan, life insurance premiums, annual automobile allowance, club membership dues and spousal travel expenses.

(6)	Includes amounts paid by the Company for Ms. Welty’s annual automobile allowance.

(7)	Amount includes $30,331, $0 and $0 in 2008, 2007 and 2006, respectively, contributed by the Company to Mr. Jenkin’s nonqualified retirement savings plan, and amounts paid by the Company for contributions to Mr. Jenkin’s qualified 401(k) defined contribution plan and annual automobile allowance.

(8)	Amount includes $19,825, $17,976 and $16,731 in 2008, 2007 and 2006, respectively, contributed by the Company to Mr. Mahoney’s nonqualified retirement savings plan, and amounts paid by the Company for contributions to Mr. Mahoney’s qualified 401(k) defined contribution plan, club membership dues, annual automobile allowance and spousal travel expenses.

(9)	Amount includes $34,426, $30,018 and $28,447 in 2008, 2007 and 2006, respectively, contributed by the Company to Mr. Stokes’ nonqualified retirement savings plan, and amounts paid by the Company for contributions to Mr. Stokes’ qualified 401(k) defined contribution plan, club membership dues, annual automobile allowance and spousal travel expenses.

(10)	Ms. Welty joined the Company as Chief Financial Officer in November 2007.

Grants of Plan-Based Awards

The following table reflects grants of long-term equity incentive awards granted to each of the eligible named executive officers for the year ended December 31, 2008.

Name	Grant Date		Estimated Future Payouts Under Equity Incentive Plan Awards			Grant Date Fair Value of Stock Awards(3) ($)
			Threshold (#)	Target (#)	Maximum (#)
Brian W. Dunham	08/18/2008	(1)	4,785	4,785	4,785	254,275
	08/18/2008	(2)	—	18,610	35,500	988,935

Stephanie J. Welty	08/18/2008	(1)	862	862	862	45,807
	08/18/2008	(2)	—	5,457	10,901	289,985

Winsor J.E. Jenkins	08/18/2008	(1)	614	614	614	32,628
	08/18/2008	(2)	—	2,388	4,556	126,898

Robert L. Mahoney	08/18/2008	(1)	1,561	1,561	1,561	82,952
	08/18/2008	(2)	—	6,072	11,584	322,666

Gary A. Stokes	08/18/2008	(1)	1,813	1,813	1,813	96,343
	08/18/2008	(2)	—	7,052	13,452	374,743

(1)	Awards represent the restricted stock units granted under the long-term equity incentive plan. The methodology applied in determining these awards and how they are earned is discussed under Compensation Discussion and Analysis of this Proxy Statement.

(2)	Awards represent the performance share awards granted under the long-term equity incentive plan. The methodology applied in determining these awards and how they are earned is discussed under Compensation Discussion and Analysis of this Proxy Statement.

(3)	The grant date fair value of the awards is based on the closing price of a share of Common Stock on August 18, 2008.

Outstanding Equity Awards at 2008 Fiscal Year End

The following table sets forth, for each of the named executive officers, the equity awards made to each such named executive officer that were outstanding at December 31, 2008.

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)		Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
	Exercisable		Unexercisable
Brian W. Dunham.	30,508	(1)	—	$14.750	02/25/2009	4,785	(5)	203,889
	35,945	(2)	—	13.563	05/02/2010	18,610	(6)	792,972
	38,571	(3)	—	14.000	05/15/2011
	12,798	(4)	—	17.900	05/23/2012

Stephanie J. Welty	—		—	—	—	862	(7)	36,730
						5,457	(8)	232,523

Winsor J.E. Jenkins	—		—	—	—	614	(5)	26,163
						2,388	(6)	101,753

Robert L. Mahoney	7,281	(1)	—	14.750	02/25/2009	1,561	(5)	66,514
	8,582	(2)	—	13.563	05/02/2010	6,072	(6)	258,728
	9,286	(3)	—	14.000	05/15/2011
	2,986	(4)	—	17.900	05/23/2012

Gary A. Stokes	13,405	(2)	—	13.563	05/02/2010	1,813	(5)	77,252
	13,791	(3)	—	14.000	05/15/2011	7,052	(6)	300,486
	4,373	(4)	—	17.900	05/23/2012

(1)	These options were granted on February 25, 1999 and vested in sixty equal monthly installments beginning on March 25, 1999, and were fully vested on February 25, 2004.

(2)	These options were granted on May 2, 2000 and vested in sixty equal monthly installments beginning on June 2, 2000, and were fully vested on May 2, 2005.

(3)	These options were granted on May 15, 2001 and vested in sixty equal monthly installments beginning on June 15, 2001, and were fully vested on May 15, 2006.

(4)	These options were granted on May 23, 2002 and vest in sixty equal monthly installments beginning on June 23, 2002, and were fully vested on May 23, 2007.

(5)	These restricted stock units were granted on August 18, 2008 and vest as follows: 9% vested in February 2009; 64% in August 2009; 9% in February 2010; 12% in August 2010; and 6% in August 2011.

(6)	These performance stock awards were granted on August 18, 2008 and vest as follows, dependant upon achievement of the performance conditions: 14% vested in February 2009; 32% in February 2010; 36% in February 2011; and 18% in February 2012.

(7)	These restricted stock units were granted on August 18, 2008 and vest as follows: 16% vested in February 2009; 37% in August 2009; 16% in February 2010; 21% in August 2010; and 10% in August 2011.

(8)	These performance stock awards were granted on August 18, 2008 and vest as follows, dependant upon achievement of the performance conditions: 10% vested in February 2009; 30% in February 2010; 40% in February 2011; and 20% in February 2012.

2008 Option Exercises

The following table sets forth, for each named executive officer, the number of shares acquired upon option exercises during 2008 and the related value realized upon such exercises.

Name	Option Awards
	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(2)
Brian W. Dunham	20,000	$327,600
Stephanie J. Welty	—	—
Winsor J.E. Jenkins	142	5,351
Robert L. Mahoney	1,857	30,418
Gary A. Stokes	19,416	358,052

(1)	This column shows the number of shares underlying the options exercised in 2008 by the named executive officers. The actual number of shares received by these individuals from options exercised in 2008 (net of shares used to cover the exercise price, if so elected) was as follows: Mr. Dunham – 20,000; Mr. Jenkins – 142; Mr. Mahoney – 814; and Mr. Stokes – 15,082.

(2)	The value realized is based on the difference between the market price at the time of exercise of the options and the applicable exercise price.

2008 Nonqualified Deferred Compensation

The following table sets forth, for each named executive officer under the Company’s Deferred Compensation Plan, the amounts of the contributions made by each executive, the contributions made by the Company, the earnings generated by the investments within the Plan, and the balance of each named executive officer’s account under the Deferred Compensation Plan at December 31, 2008.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Company Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings (Loss) in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year-End ($)(3)
Brian W. Dunham	$10,417	$43,706	$(93,421)	$378,232
Stephanie J. Welty	—	—	—	—
Winsor J.E. Jenkins	—	30,311	(8,185)	51,351
Robert L. Mahoney	72,800	19,825	(86,568)	347,894
Gary A. Stokes	17,280	34,426	(87,928)	354,713

(1)	These contributions are also reported in Salary column of the Summary Compensation Table.

(2)	These contributions are also reported in the All Other Compensation Column of the Summary Compensation Table.

(3)	A portion of the amounts in the Aggregate Balance at Last Fiscal Year-End column were reported in the Summary Compensation Table of previous years in the Salary column (in the case of executive contributions) or in the All Other Compensation column (in the case of registrant contributions).

Change in Control Agreements

The Company has entered into change in control agreements (the “Agreements”) with its executive officers. Each of the Agreements is for a term ending July 19, 2009, provided that on that date and each anniversary thereafter, the term of the Agreements will be automatically extended by one year unless either party gives 90 days prior written notice that the term of an agreement shall not be so extended. If a “Change in Control” (as defined in the Agreements and described below) occurs during the term of Agreements, the Agreements will continue in effect until two years after the Change in Control.

If an executive officer’s employment with the Company is terminated within two years after a Change in Control either by the Company without “Cause” (as defined in the Agreements and described below) or by the executive officer for “Good Reason” (as defined in the Agreements and described below), the executive officer will be entitled to receive his or her full base salary through the date of termination and any benefits or awards (both cash and stock) that have been earned or are payable through the date of termination plus (i) a lump sum payment equal to two years’ base salary (one year in the case of Mr. Jenkins and three years in the case of Mr. Dunham) and (ii) an amount equal to two times (one times in the case of Mr. Jenkins and three times in the case of Mr. Dunham) the average cash bonuses paid to the executive officer during the previous three years. In addition, the executive officer would be entitled to the continuation of health and insurance benefits for certain periods and all outstanding unvested stock options would immediately become fully vested. In the event that the payments made to an executive officer would be deemed to be a “parachute payment” under the Internal Revenue Code of 1986, an executive officer may choose to accept payment of a reduced amount that would not be deemed to be a “parachute payment.”

If an executive officer’s employment with the Company is terminated within two years after a Change in Control either by the Company for Cause or as a result of the executive officer’s disability or death, the executive officer will be entitled to receive his or her full base salary through the date of termination plus any benefits or awards (both cash and stock) that have been earned or are payable through the date of termination.

For purposes of the Agreements, a “Change in Control” includes (i) any merger or consolidation transaction in which the Company is not the surviving corporation, unless shareholders of the Company immediately before such transaction have the same proportionate ownership of common stock of the surviving corporation in the transaction, (ii) the acquisition by any person of 30 percent or more of the Company’s total combined voting power, (iii) the liquidation of the Company or the sale or other transfer of substantially all of its assets, and (iv) a change in the composition of the Board of Directors during any two-year period such that the directors in office at the beginning of the period and/or their successors who were elected by or on the recommendation of two-thirds of the directors in office at the beginning of the period do not constitute at least a majority of the Board of Directors. For purposes of the Agreements, “Good Reason” includes (i) an adverse change in the executive officer’s status, title, position(s) or responsibilities or the assignment to the executive of duties or responsibilities which are inconsistent with the executive officer’s status, title or position, (ii) a reduction in the executive officer’s base salary or the failure to pay compensation otherwise due to the executive officer, (iii) a requirement that the executive officer be based anywhere other than within 10 miles of his or her job location before the Change in Control, (iv) the Company’s failure to continue in effect any compensation or employee benefit plan or program in effect before the Change in Control or any act or omission that would adversely effect the executive officer’s continued participation in any such plan or program or materially reduce the benefits under such plan or program, and (v) the failure by the Company to require any successor to the Company to assume the Company’s obligations under the Agreements within 30 days after a Change in Control. For purposes of the Agreements, “Cause” means the willful and continued failure to satisfactorily perform the duties assigned to the executive officer within a certain period after notice of such failure is given and commission of certain illegal conduct.

The amount of compensation payable to each named executive officer in each situation under a change in control is listed in the tables below. The amounts shown assume that a change in control occurred and that the employment of each executive was terminated effective as of December 31, 2008.

Mr. Dunham

Executive Benefits and Payments Upon Termination	Termination Without Cause or Voluntary Termination For Good Reason	Termination For Cause, Disability or Death
Base Salary	$1,710,000	$0
Bonus	1,574,577	0
Health and Insurance Benefits	62,771	0
Earned Vacation	54,808	54,808

Ms. Welty

Executive Benefits and Payments Upon Termination	Termination Without Cause or Voluntary Termination For Good Reason		Termination For Cause, Disability or Death
Base Salary	$490,000		$0
Bonus	124,500	(1)	0
Health and Insurance Benefits	23,267		0
Earned Vacation	23,558		23,558

(1)	Ms. Welty joined the Company in November 2007; this amount is based on the cash bonus paid in 2008 only.

Mr. Jenkins

Executive Benefits and Payments Upon Termination	Termination Without Cause or Voluntary Termination For Good Reason	Termination For Cause, Disability or Death
Base Salary	$167,200	$0
Bonus	57,584	0
Health and Insurance Benefits	8,243	0
Earned Vacation	6,431	6,431

Mr. Mahoney

Executive Benefits and Payments Upon Termination	Termination Without Cause or Voluntary Termination For Good Reason	Termination For Cause, Disability or Death
Base Salary	$496,000	$0
Bonus	316,394	0
Health and Insurance Benefits	32,372	0
Earned Vacation	23,846	23,846

Mr. Stokes

Executive Benefits and Payments Upon Termination	Termination Without Cause or Voluntary Termination For Good Reason	Termination For Cause, Disability or Death
Base Salary	$576,000	$0
Bonus	490,059	0
Health and Insurance Benefits	25,185	0
Earned Vacation	26,585	26,585

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee has recommended to the full Board of Directors that the Compensation Discussion and Analysis be included in the proxy statement for filing with the U.S. Securities and Exchange Commission.

COMPENSATION COMMITTEE

Michael C. Franson

Keith R. Larson

Richard A. Roman

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2008, with respect to the shares of the Company’s Common Stock that may be issued under the Company’s existing equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	348,104	$15.17	504,331
Equity compensation plans not approved by security holders(2)	—	—	—
Total	348,104	$15.17	504,331

(1)	Consists of the Company’s 2007 Stock Incentive Plan, 1995 Stock Incentive Plan and the 1995 Stock Option Plan for Nonemployee Directors.

(2)	The Company does not have any equity compensation plans or arrangements that have not been approved by shareholders.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended requires the Company’s directors and executive officers and persons who own more than ten percent of a registered class of the Company’s equity securities, to file initial reports of ownership and reports of changes in ownership of shares with the SEC. Such persons also are required to furnish the Company with copies of all Section 16(a) reports they file.

Based solely on its review of the copies of such reports received by it with respect to 2008, or written representations from certain reporting persons, the Company believes that all filing requirements applicable to its directors, officers and persons who own more than ten percent of a registered class of the Company’s equity securities have been complied with for 2008 except that Mr. Dunham, Ms. Welty, Mr. Carrier, Mr. Jenkins, Mr. Mahoney, Mr. Stokes and Mr. Stone each failed to report one grant of restricted stock units on a timely basis on a Form 4 that was subsequently filed.

STOCK OWNED BY MANAGEMENT AND PRINCIPAL SHAREHOLDERS

The table below sets forth certain information, as of April 1, 2009, regarding the beneficial ownership of the Common Stock by: (i) each person known by the Company to be the beneficial owner of 5% or more of its outstanding Common Stock, (ii) each of the named executive officers, (iii) each of the Company’s directors and director nominees, and (iv) all directors, director nominees and executive officers as a group. The address of each of the named executive officers and directors is c/o Northwest Pipe Company, 5721 SE Columbia Way, Suite 200, Vancouver, Washington, 98661.

	Shares Beneficially Owned(1)
Name of Beneficial Owner	Shares	Percent
Invesco Ltd.(2)	1,080,940	11.7%
1555 Peachtree Street NE
Atlanta, GA 30309
Eagle Asset Management, Inc.(3)	774,906	8.47%
880 Carillon Parkway
St. Petersburg, FL 33716
Dimensional Fund Advisors LP(4)	731,822	7.9%
1299 Ocean Avenue
Santa Monica, CA 90401
UniCredit S.p.A.(5)	543,133	5.9%
Piazza Cordusio 2
20123 Milan, Italy
Wentworth, Hauser & Violich, Inc.(6)	521,150	5.6%
301 Battery Street, Suite 400
San Francisco, CA 94111
Brian W. Dunham	215,811	2.3%
Michael C. Franson	11,565	*
Winsor J.E. Jenkins	285	*
Wayne B. Kingsley	31,858	*
Keith R. Larson	471	*
Robert L. Mahoney	27,279	*
Richard A. Roman	15,000	*
Gary A. Stokes	41,343	*
William R. Tagmyer	58,499	*
Stephanie J. Welty	514	*
All directors and executive officers as a group (twelve persons)	403,223	4.3%

(*)	Represents beneficial ownership of less than one percent of the outstanding Common Stock.

(1)	Beneficial ownership is determined in accordance with the rules of the U.S. Securities and Exchange Commission, and includes voting power and investment power with respect to shares. Shares issuable upon the exercise of outstanding stock options that are currently exercisable or become exercisable within 60 days from March 24, 2009 are considered outstanding for the purpose of calculating the percentage of Common Stock owned by such person, but not for the purpose of calculating the percentage of Common Stock owned by any other person. The number of stock options that are exercisable within 60 days of March 24, 2009 is as follows: Mr. Dunham – 87,314; Mr. Franson – 2,000; Mr. Jenkins – 0; Mr. Kingsley – 12,000; Mr. Larson – 0; Mr. Mahoney – 20,854; Mr. Roman – 15,000; Mr. Stokes – 31,569; Mr. Tagmyer – 0; Ms. Welty – 0; and all directors and executive officers as a group – 211,391.

(2)	The information as to beneficial ownership is based on a Schedule 13G filed with the U.S. Securities and Exchange Commission by Invesco Ltd. on January 9, 2009, reflecting its beneficial ownership of Common Stock as of December 31, 2008. The Schedule 13G states that Invesco Ltd. has sole voting and dispositive power with respect to 1,080,940 shares of Common Stock.

(3)	The information as to beneficial ownership is based on a Schedule 13G filed with the U.S. Securities and Exchange Commission by Eagle Asset Management, Inc. on January 26, 2009, reflecting its beneficial ownership of Common Stock as of December 31, 2008. The Schedule 13G states that Eagle Asset Management, Inc. has sole voting and dispositive power with respect to 774,906 shares of Common Stock.

(4)	The information as to beneficial ownership is based on a Schedule 13G filed with the U.S. Securities and Exchange Commission by Dimensional Fund Advisors LP on February 9, 2009, reflecting its beneficial ownership of Common Stock as of December 31, 2008. The Schedule 13G states Dimensional Fund Advisors LP beneficially owns 731,822 shares of Common Stock, including 709,891 shares as to which it has sole voting power and 731,822 shares as to which it has sole dispositive power.

(5)	The information as to beneficial ownership is based on a Schedule 13G/A filed with the U.S. Securities and Exchange Commission by UniCredit S.p.A on February 13, 2009, reflecting its beneficial ownership of Common Stock as of December 31, 2008. The Schedule 13G/A states that UniCredit S.p.A. has sole voting and dispositive power with respect to 543,133 shares of Common Stock.

(6)	The information as to beneficial ownership is based on a Schedule 13G filed with the U.S. Securities and Exchange Commission by Wentworth, Hauser & Violich, Inc. on February 17, 2009, reflecting its beneficial ownership of Common Stock as of December 31, 2008. The Schedule 13G states that Wentworth, Hauser & Violich, Inc. has sole voting and dispositive power with respect to 521,150 shares of Common Stock.

INDEPENDENT AUDITORS

Deloitte and Touche LLP served as the Company’s independent registered public accountants for the year ended December 31, 2008. Representatives of Deloitte and Touche LLP are expected to be present at the Annual Meeting and will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. Fees for services billed or expected to be billed by the Company’s principal accountant, Deloitte and Touche LLP, for the years ended December 31, 2008 and 2007 were as follows:

	2008	2007
Audit fees(1)	$468,750	$562,500
Audit-related fees(2)	25,000	25,000
Tax and All Other Fees	—	—

Total fees	$493,750	$587,500

(1)	Audit fees include fees for audits of the annual financial statements, including required quarterly reviews, and the audit of the Company’s internal control over financial reporting.

(2)	Audit-related fees include fees billed for audits of the Company’s employee benefit plans’ 2007 financial statements, and fees estimated for audits of the Company’s employee benefit plans’ 2008 financial statements.

To help assure independence of the independent auditors, the Audit Committee has established a policy whereby all services of the principal accountant or other firms must be approved in advance by the Audit Committee; provided, however, that de minimis services may instead be approved by the Chief Executive Officer or the Chief Financial Officer. One hundred percent of the fees shown in the principal accountant fees schedule for 2008 and 2007 were approved by the Audit Committee.

On July 13, 2007, the Company dismissed PricewaterhouseCoopers LLP as its independent registered public accounting firm. The Company’s Audit Committee participated in and made the decision to change the Company’s independent registered public accounting firm. The reports of PricewaterhouseCoopers on the financial statements of the Company for the fiscal years ended December 31, 2005 and 2006 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle. During the fiscal years ended December 31, 2005 and 2006 and through July 13, 2007: (i) there were no disagreements with PricewaterhouseCoopers on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PricewaterhouseCoopers would have caused them to make reference thereto in their reports on the financial statements for such years; and (ii) there were no reportable events within the meaning of Item 304(a)(1)(v) of Regulation S-K, except for the material weakness in internal control over financial reporting described in the following paragraph.

In its Annual Report on Form 10-K for the year ended December 31, 2006, the Company reported it had a material weakness in the Company’s internal control over financial reporting as a result of a lack, as of December 31, 2006, of effective controls over the accumulation of certain internal costs that were initially capitalized in the Company’s property, plant and equipment account during the combination of the Company’s Riverside and Adelanto facilities. This control deficiency resulted in an audit adjustment to the Company’s annual 2006 consolidated financial statements. The Audit Committee and management discussed this material weakness with PricewaterhouseCoopers and authorized PricewaterhouseCoopers to respond fully to any inquiries about the Company’s material weaknesses over financial reporting as may be made by the Company’s successor independent registered public accounting firm. The Company requested that PricewaterhouseCoopers furnish the Company with a letter addressed to the SEC stating whether or not PricewaterhouseCoopers agreed with the statements in the foregoing. A copy of such letter was filed with the SEC on July 18, 2007 as an exhibit to the Company’s Current Report on Form 8-K filed on that date.

DATE FOR SUBMISSION OF SHAREHOLDER PROPOSALS

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, some shareholder proposals may be eligible for inclusion in the Company’s 2010 proxy statement. Any such proposal must be received by the Company not later than December 4, 2009. Shareholders interested in submitting such a proposal are advised to contact knowledgeable counsel with regard to the detailed requirements of the applicable securities law. The submission of a shareholder proposal does not guarantee that it will be included in the Company’s proxy statement. Alternatively, under the Company’s bylaws, a proposal or nomination that a shareholder does not seek to include in the Company’s proxy statement pursuant to Rule 14a-8 may be delivered to the Secretary of the Company not less than 60 days nor more than 90 days prior to the date of an annual meeting, unless notice or public disclosure of the date of the meeting occurs less than 60 days prior to the date of such meeting, in which event, shareholders may deliver such notice not later than the 10th day following the day on which notice of the date of the meeting was mailed or public disclosure thereof was made. A shareholder’s submission must include certain specified information concerning the proposal or nominee, as the case may be, and information as to the shareholder’s ownership of common stock of the Company. Proposals or nominations not meeting these requirements will not be entertained at the annual meeting. If the shareholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, the Company may exercise discretionary voting authority under proxies it solicits to vote in accordance with its best judgment on any such proposal or nomination submitted by a shareholder.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors does not know of any other matters to be presented for action by the shareholders at the 2009 Annual Meeting. If, however, any other matters not now known are properly brought before the meeting, the persons named in the accompanying proxy will vote such proxy in accordance with the determination of a majority of the Board of Directors.

COST OF SOLICITATION

The cost of soliciting proxies will be borne by the Company. In addition to use of the mail, proxies may be solicited personally or by telephone by directors, officers and employees of the Company, who will not be specially compensated for such activities. Such solicitations may be made personally, or by mail, facsimile, telephone, telegraph or messenger. The Company will also request persons, firms and companies holding shares in their names or in the name of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners. The Company will reimburse such persons for their reasonable expenses incurred in that connection.

ADDITIONAL INFORMATION

A copy of the Company’s Annual Report to Shareholders (including Form 10-K) for the year ended December 31, 2008 accompanies this Proxy Statement. The Company will provide, without charge, on the written request of any beneficial owner of shares of the Company’s Common Stock entitled to vote at the Annual Meeting, additional copies of the Company’s Annual Report. Written requests should be mailed to the Corporate Secretary, Northwest Pipe Company, 5721 SE Columbia Way, Suite 200, Vancouver, Washington, 98661.

By Order of the Board of Directors,

Brian W. Dunham

Chief Executive Officer and President

Portland, Oregon

April 3, 2009

NORTHWEST PIPE COMPANY

Proxy for Annual Meeting of Shareholders to be Held on June 2, 2009

The undersigned hereby names, constitutes and appoints William R. Tagmyer and Brian W. Dunham, or each of them acting in absence of the other, with full power of substitution, my true and lawful attorneys and Proxies for me and in my place and stead to attend the Annual Meeting of the Shareholders of Northwest Pipe Company (the “Company”) to be held at 9:00 a.m. local time in Portland, Oregon on Tuesday, June 2, 2009 at the Heathman Hotel, 1001 SW Broadway, Portland, OR 97205 and at any adjournments or postponements thereof, and to vote all the shares of Common Stock held of record in the name of the undersigned on April 1, 2009, with all the powers that the undersigned would possess if he or she were personally present.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY. IF NO SPECIFIC DIRECTION IS GIVEN AS TO ANY OF THE ITEMS ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED FOR THE NOMINEES NAMED IN PROPOSAL 1. THE UNDERSIGNED SHAREHOLDER HEREBY ACKNOWLEDGES RECEIPT OF THE COMPANY’S PROXY STATEMENT AND HEREBY REVOKES ANY OTHER PROXY OR PROXIES PREVIOUSLY GIVEN.

Address Change/Comments

(Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES P.O . BOX 3550 SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)

FOLD AND DETACH HERE

You can now access your Northwest Pipe Company account online.

Access your North west Pipe Company shareholder account online via Investor ServiceDirect® (ISD).

The transfer agent for Northwest Pipe Company now makes it easy and convenient to get current information on your shareholder account.

o View account status o View payment history for dividends

o View certificate history o Make address changes

o View book-entry information o Obtain a duplicate 1099 tax form

o Establish/change your PIN

Visit us on the web at http:/ www.bnymellon.com/shareowner/isd For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time

www.bnymellon.com/shareowner/isd Investor ServiceDirect®

Available 24 hours per day, 7 days per week TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements , tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

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THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTIONS I INDICATED, WILL BE VOTED “FOR” THE NOMINEES NAMED IN PROPOSAL 1.

Please marks your votes as indicated in this example X

FOR WITHHOLD * EXCEPTIONS ALL FOR ALL

1. Election of Directors

01 Brian Richard for a three year term, expiring in 2012

02 Richard A. Roman for a three year term, expiring in 2012

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A

A VOTE FOR THE NOMINEES NAME ABOVE

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)

*Exceptions

Upon such other matters as may properly come before, or incident to the conduct of the Annual Meeting, the Proxy holders shall vote in such manner as they determine to be in the best interests of the Company. The Company is not presently aware of any such matters to be presented for action at the meeting.

Mark Here for Address Change or Comments SEE REVERSE

Will Attend Meeting

YES

Signature Signature

Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

FOLD AND DETACH HERE

WE ENCOURAGE BOTH YOU ARE TO AVAILABLE TAKE ADVANTAGE 24 HOURS OF A IN DAY, INTERNET 7 DAYS OR A TELEPHONE WEEK. VOTING.

Internet and telephone voting are available through 11:59 PM Eastern Time the day prior to the annual meeting day.

NORTHWEST PIPE COMPANY

INTERNET http://www.proxyvoting.com/nwpx

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE 1-866-540-5760

Use any touch-to ne telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders:

Share The holders Proxy Statement shareholders are available and at: the 2008 Annual Report to www.nwpipe.com/proxy

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